UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

ING INVESTORS TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

ING U.S. Investment Management

Client Talking Points	January 2013

For Internal Use Only — Not To Be Shared With The Public.

ING Oppenheimer Active Allocation Portfolio Update

The Board of Directors (the “Board”) of ING Oppenheimer Active Allocation Portfolio (the “Portfolio”) approved a reorganization into ING T. Rowe Price Capital Appreciation Portfolio (together with the Portfolio, the “Portfolios”).  The approval of shareholders of the Portfolio is required before this reorganization may take place.

•                  What is happening?

•                  Shareholders will receive a proxy statement/prospectus on or about January 25, 2013

•                  Pending approval, the merger will occur on or around March 23, 2013

•                  What is the experience of the ING T. Rowe Price Capital Appreciation Portfolio team?

•                  The Portfolio will be managed by David R. Giroux.

•                  Both Portfolios are categorized in the Morningstar Moderate Allocation Category.

The performance is set out below.

As of December 31, 2012	Q4	1 year	3 year	5 year	10 year
ING Oppenheimer Active Allocation Portfolio — Class S	1.95%	12.78%	7.12%	—	—
ING T. Rowe Price Capital Allocation Portfolio — Class S	1.78%	14.48%	10.33%	5.34%	9.34%

For Internal Use Only — Not To Be Shared With The Public.

•                  What are the Portfolios’ expenses?

ING Oppenheimer Active Allocation Portfolio

Annual Portfolio Operating Expenses(1)

Expenses you pay each year as a % of the value of your investment

Class		S
Management Fees	%	0.25
Distribution and/or Shareholder Services (12b-1) Fees	%	0.25
Administrative Services Fees	%	0.10
Other Expenses	%	0.12
Acquired Fund Fees and Expenses	%	0.73
Total Annual Portfolio Operating Expenses(2)%		1.45
Waivers and Reimbursements(3)%		(0.00)
Total Annual Portfolio Operating Expenses after Waivers and Reimbursements	%	1.45

(1)         Expenses have been adjusted to reflect current contractual rates.

(2)         Total Annual Portfolio Operating Expenses may be higher than the Portfolio’s ratio of expenses to average net assets shown in the Portfolio’s Financial Highlights, which reflects the operating expenses of the Portfolio and does not include Acquired Fund Fees and Expenses.

(3)         The adviser is contractually obligated to limit expenses to 0.70% through May 1, 2013; the obligation does not extend to interest, taxes, brokerage commissions, Acquired Fund Fees and Expenses, and extraordinary expenses. The obligation will automatically renew for one-year terms unless it is terminated by the Portfolio or the adviser upon written notice within 90 days prior to the end of the then current term or upon termination of the advisory agreement and is subject to possible recoupment by the adviser within three years.

ING T. Rowe Price Capital Appreciation Portfolio

Annual Portfolio Operating Expenses(1)

Expenses you pay each year as a % of the value of your investment

Class		ADV	I	S	S2
Management Fees	%	0.64	0.64	0.64	0.64
Distribution and/or Shareholder Services (12b-1) Fees	%	0.75	None	0.25	0.50
Administrative Services Fees	%	0.00	0.00	0.00	0.00
Other Expenses	%	0.01	0.01	0.01	0.01
Total Annual Portfolio Operating Expenses	%	1.40	0.65	0.90	1.15
Waivers and Reimbursements(2)%		(0.15)	(0.00)	(0.00)	(0.10)
Total Annual Portfolio Operating Expenses after Waivers and Reimbursements	%	1.25	0.65	0.90	1.05

(1)  Expenses have been adjusted to reflect current contractual rates.

For Internal Use Only — Not To Be Shared With The Public.

(2)   The distributor is contractually obligated to waive 0.15% for Class ADV and 0.10% for Class S2 of the distribution fee through May 1, 2013. There is no guarantee that the distribution fee waiver will continue after May 1, 2013. The distribution fee waiver will continue only if the distributor elects to renew it.

For Internal Use Only — Not To Be Shared With The Public.

For Internal Use Only

Not for Inspection by or Distribution to the General Public.

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any fund, nor is it a solicitation of any proxy. For information regarding the Portfolio or ING Growth and Income Portfolio  please call ING Funds toll free at 1-800-992-0180. To receive a free copy of a Proxy Statement/Prospectus relating to a proposed merger please call ING Funds toll free at 1-800-992-0180. The Proxy Statement/Prospectus (when available) will contain important information about fund objectives, strategies, fees, expenses and risk considerations, and therefore you are advised to read it when and if it becomes available. The Proxy Statement/Prospectus (when available), shareholder reports and other information are or will also be available for free on the SEC’s website (www.sec.gov). Please read any Proxy Statement/Prospectus carefully before making any decision to invest or to approve any merger.

Contents of this communication may contain information regarding past performance, market opinions, competitor data, projections, forecasts and other forward-looking statements that cannot be shared with clients, prospective clients or current investors of ING investment products.  The information presented has been obtained from sources ING Investment Management (“ING IM”) deems to be reliable, however, this data is subject to unintentional errors, omissions and changes prior to distribution without notice.  This information is provided to ING IM employees for internal or educational use only and cannot be used as sales or marketing material, nor can it be distributed outside of the firm.  Please only use compliance-approved marketing materials with clients and prospects.  These materials contain compliant sales language, appropriate risk disclosures and other relevant disclaimers that provide a sound basis for evaluating our investment products and services.  This information cannot be reproduced in whole or in part in any manner without the prior permission of an ING IM Compliance Officer.

CID - 5547

For Internal Use Only — Not To Be Shared With The Public.